NEWS RELEASE

KOSMOS ENERGY ANNOUNCES NEW APPOINTMENTS TO BOARD OF DIRECTORS
New members bring deep international operations and LNG expertise to Kosmos Energy’s Board of Directors

DALLAS--(BUSINESS WIRE)—April 26, 2023-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today that its Board of Directors (the “Board”) has appointed three new Directors, effective April 25, 2023: Ms. Maria Moræus Hanssen, Sir John Grant, and Mr. J. Mike Stice. The Company also announced today that Sir Richard Dearlove has informed the Company he will not seek re-election to the Board at the end of his current term. Sir Richard has served on the Board with distinction since 2012.

“Sir Richard has been instrumental in helping Kosmos navigate an increasingly complex world. We are grateful for his significant contributions as Kosmos has transformed from a frontier explorer into a full-cycle deepwater exploration and production company with diversified production, world-class LNG developments, and infrastructure-led exploration. I have always valued Sir Richard’s sound judgment and wise counsel,” said Andrew G. Inglis, Chairman of the Board and Chief Executive Officer. “I would also like to welcome Maria, John, and Mike as new Directors. Collectively, they bring a diverse set of skills and a wide range of relevant experiences to the Board, particularly with respect to international operations, natural gas and LNG projects and government relations. I look forward to working with each of them as we focus on the delivery of the Company’s distinctive strategy.”

Ms. Maria Moræus Hanssen joins the Board with more than 30 years of experience in the upstream energy industry, including as deputy chief executive officer and chief operating officer of Wintershall Dea GmbH, a German-based oil and gas producer, from May 2019 to December 2019, and, prior to its merger with Wintershall Dea GmbH, as chief executive officer and chair of the management board of DEA Deutsche Erdoel AG (DEA) from January 2018 until April 2019.

Sir John Grant joins the Board with decades of experience working at the highest levels of government, having served in the British Foreign Service from 1976 to 2007 during which time he held posts in Stockholm, Moscow, and Brussels, where he was the UK’s Permanent Representative to the European Union from 2003 to 2007. He also has extensive experience in the energy and mining sectors where he most recently served as Vice President of International Government Relations at Anadarko Petroleum Corporation from October 2016 until his retirement in 2019 and prior to that where he served as Executive Vice-President of Policy and Corporate Affairs at BG Group.

Mr. J. Mike Stice joins the Board with a career that spans more than 40 years in the upstream and midstream gas businesses, including senior roles at Conoco and ConocoPhillips where he served as President of Conoco Asia Pacific Ltd., President of Conoco Energy Solutions, and President of ConocoPhillips Qatar. His most recent industry role was chief executive officer of Access Midstream Partners L.P. (formerly known as Chesapeake Midstream Partners, L.P.) from 2009 until his retirement in 2014. Mr. Stice is currently serving as a Director of Marathon Petroleum Corporation and MPLX GP LLC and is a professor at the University of Oklahoma, where until recently he also served as Dean of the Mewbourne College of Earth and Energy.

For additional information on the new Members of the Board of Directors, visit:
https://investors.kosmosenergy.com/corporate-governance/board-of-directors

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
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jbuckland@kosmosenergy.com

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Thomas Golembeski
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